Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Hemispherx Biopharma, Inc.
Philadelphia, Pennsylvania

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Hemispherx Biopharma, Inc. and Subsidiaries of our report dated March 17, 2008 relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Hemispherx Biopharma, Inc. and Subsidiaries for the year ended December 31, 2007.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
June 16, 2008